Exhibit 10.21
DigitalGlobe, Inc.
2010 EXECUTIVE SUCCESS SHARING PLAN
PART I. PLAN DESCRIPTION
A.	THE PLAN
1)    Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. 2010 Executive Success Sharing Plan (the “Plan”) for the Company’s President and eligible, non-commissionable Vice Presidents (including Senior Vice Presidents and Executive Vice Presidents, but excluding non-executive functional vice presidents) (collectively “Executives”). A key component of the business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall Company success, departmental and team contributions, as well as to reward individual contributions.
2)    Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1, 2010 as a regular full-time non-commissionable Executive; and as (ii) continuously employed thereafter by the Company through the bonus payment date and as not having given notice of intent to terminate employment before the bonus payment date. Any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus under the Plan.
(a)    Employees Hired Or Promoted During 2010 Plan Year. Employees who are hired or promoted to a Plan-eligible position, between January 1, 2010 and October 1, 2010 will be eligible for a prorated bonus for the duration of their Plan participation during 2010. Employees hired, or non-Participant employees promoted, to an otherwise Plan-eligible position after October 1, 2010 are not eligible to participate in the Plan. A Participant who is promoted from one bonus-eligible role to another between the beginning of the 2010 Plan Year and October 1, 2010 will continue to be eligible for a target bonus opportunity hereunder based on his or her former and new target bonus opportunities (determined pursuant to Section I.B.2 below) prorated for such 2010 Plan Year.
(b)    Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a transition from full-time to part-time, change in employment classification, leaves of absence, change to eligibility under another bonus plan, or otherwise). Under these circumstances, the employee will be eligible for a prorated bonus, prorated for the period of their Plan participation during 2010, subject to the other conditions hereunder (including, without limitation, those specified in the last sentence of the introductory language of this Section I.A.2).
3)    Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is not employed in good standing by the Company on the bonus payment date, is not classified by the Company as an employee in its payroll records, or otherwise does not satisfy all of the foregoing eligibility requirements to be a Plan Participant; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to compete with such business following termination of employment; or (iii) he or she has breached any agreement with or other obligation to the Company or any Company policy.

4)    Plan Termination or Amendment. The Plan will be in effect from January 1, 2010 through December 31, 2010, or such earlier date as the Plan may be terminated in the sole discretion of the Company (the “2010 Plan Year”). No notice of Plan termination is necessary. The Company also reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended by resolution duly adopted by the Compensation Committee. Participation in this Plan is not a guarantee of receipt of any bonus or LTI Award hereunder, or of participation in future Company incentive plans.
5)    Discretionary Adjustments.
(a)    The provisions of Sections B and C below of this Part I are guidelines only. Notwithstanding those sections or any other provisions of this Plan, any bonus targets, percentages, awards, payment amounts or other bonus-related provisions (except for the deadline of March 15, 2011 for bonus payments, if any) may be modified at any time, in whole or in part, in the Company’s discretion (including without limitation by reducing target bonus percentages or bonus payments otherwise payable under the Plan), subject to the approval of the Compensation Committee.
(b)    Without limiting the foregoing in any way, as of the date of issuance of this Plan, the Company is in the midst of an RFP process for a potential government contract, the outcome of which may impact 2010 revenues upwards or downwards and thus also 2010 A-EBITDA (as defined in Section I.B.6 below). Based on such events and results, the Company reserves the right in its discretion to make (or not make) adjustments (whether increases, decreases or other modifications) as it deems appropriate in order to better achieve the objectives of the Plan in light of such contingencies, including without limitation to applicable bonus targets, percentages, awards, payment amounts or other bonus-related provisions (except for the deadline of March 15, 2011 for bonus payments, if any). Again, these are examples only and do not limit the provisions of Section I.A.5.a in any way.
B.	CASH BONUS AWARDS
1)    Bonus Award Composition and Performance Targets. The intent of the Plan is to motivate Participants to achieve specified goals of the Company by rewarding for annual Company performance, as well as for maintenance of positive growth trends in the Company’s business throughout the year, and for individual performance.
As such, 70% of a Participant’s target bonus opportunity will be based on the achievement of performance goals for each of three performance metrics (each, a “Metric” and together, the “Metrics”): (1) commercial revenue; (2) defense and intelligence revenue; and (3) A-EBITDA. The performance goals will be approved by the Compensation Committee in its discretion. The remaining 30% of a Participant’s target bonus opportunity will be based on the Participant’s achievement of various individual performance criteria (the “MBOs”).

As discussed further in Section I.B.3 below, a Participant is eligible to receive a reduced bonus (i.e., less than 70% of his or her target bonus opportunity) if actual Company performance with respect to one or more of the Metrics is less than the Target for such Metric(s), provided that in order for any Metric to pay out, the Company must achieve the minimum “Threshold” level of performance (below “Target” levels) for such Metric. Alternatively, a Participant is eligible for an enhanced bonus for above-Target performance up to a maximum level of “High” performance. Applicable Threshold, Target and High performance levels for each of the Metrics for 2010 are as set forth on Schedule I (subject to adjustment as provided in Section I.A.5 above).
With respect to the 30% of the target bonus opportunity that is based on MBO achievement, the MBOs for 2010, actual performance relative to those MBOs, and payout for a given level of MBO achievement, will be determined by the Company’s Chief Executive Officer (“CEO”), subject to the review and approval of the Compensation Committee.
2)    Target Bonus Opportunity. Each Participant is eligible to receive a target bonus opportunity, expressed as a percentage of Base Salary, depending upon the Participant’s Tier, as set forth below:

LEVEL	TARGET BONUS OPPORTUNITY
(expressed as a percentage of Base Salary)
Executive Tier III	60%
Executive Tier II	50%
Executive Tier I	40%
3)    Payout Opportunities.
(a)    Portion Based on Revenue and A-EBITDA. A portion of a given Participant’s bonus opportunity is payable based on the level of achievement for each Metric, as set forth in the table below; provided, however, that in order for any bonus to be payable on a particular Metric, the minimum Threshold of 80% of Target (as set forth in the table above) must be met for that Metric. The following table demonstrates the bonus payout (in each case as a percentage of a Participant’s target bonus opportunity) at various levels of achievement of the Metrics:1

[1]	This chart applies to all Participants regardless of whether they are in the commercial, defense and intelligence or some other area of the Company.

Components	Bonus Opportunity as a Percentage of a Participant's Target Bonus Opportunity, Based on Various Performance Metric Achievement Levels
	Threshold	Target	High
	Performance	Performance	Performance
	(80% of Target)	(100% of Target)	(120% of Target)
COMMERCIAL REVENUE	8.75%	17.5%	35%
DEFENSE AND INTELLIGENCE REVENUE	8.75%	17.5%	35%
A-EBITDA	17.5%	35%	70%

TOTALS	35%	70%	140%

•
To illustrate the foregoing provisions, if a Participant achieves Target-level performance on all Metrics, he or she will be eligible to receive an aggregate bonus for such performance equal to 70% of his or her target bonus opportunity. By contrast, if a Participant achieves Threshold-level performance or High-level performance, respectively, on all Metrics, he or she will be eligible to receive a bonus for such performance equal to 35% or 140%, respectively, of his or her target bonus opportunity. This is in addition to whatever bonus payout, if any, the Participant may earn based on his or her level of MBO achievement.

•
As discussed further below, in the event that achievement levels vary across the Metrics, a Participant’s bonus eligibility will be determined based on the achievement level for each distinct Metric, respectively. For example, if commercial revenue is at the High performance level, defense and intelligence revenue is at the Threshold level, and A-EBITDA is at Target, a Participant’s bonus eligibility will be 78.75% of his or her target bonus opportunity based on such components (i.e., 35% for commercial revenue + 8.75% for defense and intelligence revenue + 35% for A-EBITDA), in addition to whatever MBO-based bonus payout the Participant also may earn (if any).

•
If the Company achieves between 80% and 100% of Target for a given Metric, every 1% increase in achievement over 80% will increase the total bonus payable for that Metric by 5% of the Threshold payout for that Metric. For example, in the event of achievement of 91% of Target defense and intelligence revenue, the bonus payable for defense and intelligence revenue achievement (as a percentage of a Participant’s target bonus opportunity) would be 13.5625% (calculated as 8.75% + (8.75% x 5% x (91% - 80%)). As another example, in the event of achievement of 98% of Target A-EBITDA, the bonus payable for A-EBITDA achievement (again, as a percentage of a Participant’s target bonus opportunity) would be 33.25% (calculated as 17.5% + (17.5% x 5% x (98% - 80%)).

•
For achievement of between 100% and 120% of Target for a given Metric, every 1% increase in achievement over 100% will increase the total bonus payable for that Metric by 5% of the Target payout for that Metric. For example, in the event of achievement of 115% of Target commercial revenue, the bonus payable for commercial revenue achievement (as a percentage of a Participant’s target bonus opportunity) would be 30.625% (calculated as 17.5% + (17.5% x 5% x (115% - 100%)).

(b)    Portion Based on MBOs. As stated, 30% of a Participant’s target bonus opportunity will be based on the Participant’s achievement of his or her MBOs. Actual payout may range from a minimum of 0% up to a maximum of 60% of the target bonus opportunity, depending on MBO performance.
(c)    Maximum Payout Opportunity. The maximum total bonus award payable under this Plan is 200% of the target bonus opportunity, payable upon achievement of 120% of the Target goal for each of the three Metrics, and the maximum level of performance on the MBOs. Under no circumstances shall a Participant’s total bonus payments under this Plan exceed 200% of his or her target bonus opportunity.
4)    Sample Calculations.
The following table demonstrates the potential payout of this Plan using several different scenarios, solely for illustration purposes:

	EXAMPLE 1:	EXAMPLE 2:	EXAMPLE 3:
	Commercial Achieves 80% of Target Revenue, Defense and Intelligence Achieves 80% of Target Revenue, A-EBITDA Achievement at 80% of Target, MBO Achievement at Target	Commercial Revenue at 100%, Defense and Intelligence Revenue at 75%, A-EBITDA at 100%, MBO Achievement Below Target	Commercial Revenue at 90%, Defense and Intelligence Revenue at 117%, A-EBITDA at 120%, MBO Achievement at High Performance
Factors Included in Bonus Calculation	(as determined by the Company)	(as determined by the Company)	(as determined by the Company)
Base Salary	$100,000	$100,000	$100,000
Individual Target Bonus Opportunity %	40%	40%	40%
Individual Target Bonus Opportunity $ (at Overall Target performance)	$40,000	$40,000	$40,000
Individual Bonus Award*	$26,000	$21,000	$70,200
	(i.e., $40,000 x 65%, calculated as 8.75% (commercial) + 8.75% (defense and intelligence) + 17.5% (A-EBITDA) + 30% (MBO))	(i.e., $40,000 x 52.5%, calculated as 17.5% (commercial) + 0% (defense and intelligence) + 35% (A-EBITDA) + 0% (MBO)2)	(i.e., $40,000 x 175.5%, calculated as 13.125% (commercial = 8.75% + (8.75% x 5% x (90% - 80%)) + 32.375% (defense and intelligence = 17.5% + (17.5% x 5% x (117% - 100%)) + 70% (A-EBITDA) + 60% (MBO))

*
All potential payout amounts in examples are based on the assumption that an employee was employed with DigitalGlobe on or preceding January 1, 2010 and was a Participant as of that date. Bonus calculations for employees hired after January 1, 2010, or who otherwise become Participants after that date, or who cease being Participants at some point during the 2010 Plan Year after January 1, 2010, will be reflective of the Base Salary earnings for the applicable duration of employment in the 2010 Plan Year during which the employee is a Participant.

[2]
In this example, below-Target MBO achievement results in no payout on the MBO component of the potential bonus award. As stated, whether and to what extent below-Target MBO performance results in any bonus payout is entirely discretionary.

5)    Bonus Payment. Any bonus that becomes payable under this Plan to a Participant will be paid as described above no later than March 15, 2011 for the 2010 Plan Year.
6)    Definitions.
(a)    “Base Salary” means an employee’s total gross earned base salary for calendar year 2010, subject to Section I.A.2.a above. Base Salary does not include pay for commissions, overtime, shift differential, or any other premiums, bonuses, or incentive compensation or expense reimbursements, or disability, paid leaves, or other similar benefits, but does include amounts deferred by the employee under the Company’s “401(k)” plan or contributed on a pre-tax basis under the Company’s “cafeteria” plan. For purposes of calculating a bonus (if any) that becomes payable hereunder to an employee who is a Participant for only part of the 2010 Plan Year, such Participant’s Base Salary shall be deemed prorated based on the portion of the 2010 Plan Year during which such employee was a Participant.
(b)    “A-EBITDA” means Net Income or Loss adjusted for depreciation and amortization, net interest income or expense, income tax expense (benefit), loss on disposal of assets, restructuring, loss on early extinguishment of debt, bonus expense and non-cash stock compensation expense; as such calculation may be adjusted in the Company’s discretion.
(c)    “Net Income or Loss” means the consolidated net income or net loss of the Company and its subsidiaries for calendar year 2010 as determined by the Company in accordance with Generally Accepted Accounting Principles.
C.    LONG TERM INCENTIVES — In addition to the cash bonus provided for above, Participants in this Plan are eligible for Long Term Incentive awards (“LTI Awards”). While the granting, amount (if any) and other terms and conditions of LTI Awards remain discretionary, the Company’s general intent is as follows:
1)    Scope. The Company’s present intention is to make an LTI Award following the 2010 Plan Year to each Participant who, in the Company’s judgment, achieves satisfactory overall performance during 2010.
2)    Annual Target Value and Composition. The value of any Participant’s LTI Award target depends on his or her Executive Tier and will be communicated separately to such Participant. The Company’s present expectation is that approximately 30% of the LTI Award value would be granted in the form of restricted stock shares and the remaining 70% of the LTI Award value granted in the form of stock options. The Company reserves the right in its discretion to grant other values, forms or compositions of LTI Awards. Any LTI Award granted to a given Participant pursuant to some other plan or program of the Company will also be governed by the terms and conditions of such plan or program (including without limitation, as applicable, the DigitalGlobe, Inc. 2007 Employee Stock Option Plan) and any applicable award agreement or notice, each as in effect or amended from time to time in the Company’s discretion (collectively, the “Award Documentation”). All LTI Awards are subject to approval by the Compensation Committee. The granting of an LTI Award hereunder to any given Participant does not entitle any other Participant(s) to an LTI Award, regardless of whether such other Participant(s) receive any cash bonus under this Plan.

3)    Grant Date. Any LTI Award that the Company elects to grant to a given Participant under this Plan for the 2010 Plan Year will be granted no later than March 15, 2011.
4)    Vesting. Any LTI Award granted hereunder shall be eligible to vest in four equal successive increments on each of the first four successive annual anniversaries of the grant date of the award (i.e., 25% will be eligible to vest on the first anniversary of the grant date, and another 25% on each of the second, third and fourth anniversaries of the grant date). Unless otherwise stated in the Award Documentation for a given LTI Award, a Participant must be actively employed on a given vesting date in order to be eligible for his or her LTI Award (or any applicable portion thereof) to vest, and any unvested LTI Award (or portion thereof) as of a Participant’s separation from employment shall be null and void. Other terms and conditions of the LTI Award, such as any provisions for accelerated vesting (if any) upon certain instances of separation from employment or other circumstances, shall be set forth in the applicable Award Documentation for such LTI Award.
PART II. MISCELLANEOUS
A.	PLAN ADMINISTRATION

The Compensation Committee is responsible for the administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Compensation Committee may in its discretion, at any time and from time to time, delegate any and all of its authority and responsibilities under the Plan to such person(s) or committee(s) as the Compensation Committee may designate, and may terminate or change any such delegation made, in whole or in part, at any time and from time to time. The Compensation Committee and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. All determinations of the Compensation Committee or its delegate shall be binding on all persons if taken in good faith.

B.	ENTIRE STATEMENT

The Plan, including all documentation referred to herein, is a complete and exclusive statement of the Plan’s terms. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

C.	NO EMPLOYMENT AGREEMENT

This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause or advance notice. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written agreement signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.

D.	ISSUE RESOLUTION

In the event that there is a dispute between the Company and a Participant arising under or relating to this Plan, including but not limited to any dispute over any compensation alleged to be due, further including, but not limited to, disputes concerning the Participant’s bonus or LTI Award (or lack thereof), the Participant will promptly bring such dispute to the attention of the Company’s General Counsel or VP Human Resources. The Participant and the Company shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event the dispute cannot be resolved informally, the Participant and the Company agree to resolve the dispute exclusively through binding arbitration in Longmont, Colorado (or in such other place to which the parties agree) before a single arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (as in effect or amended from time to time), except as set forth below, and in accordance with the laws of the State of Colorado. Each party will pay their own costs associated with such arbitration, including, but not limited to, cost of legal counsel. The arbitrator shall have no power to modify the provisions of this Plan, or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Denver, Colorado or that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator’s decision or award shall be final and binding, and judgment thereupon may be entered in any Colorado or other court having jurisdiction thereof. Notwithstanding the foregoing: (i) either party may in such party’s respective discretion seek temporary or preliminary injunctive relief in any court of competent jurisdiction in order to preserve the status quo or avoid irreparable harm pending arbitration; and (ii) if and to the extent required by Section 8116 of the 2010 Department of Defense Appropriations Act, Pub. L. No. 111-118, 123 Stat. 2409 (2009), the provisions of this Section II.D shall not apply to or be enforced by the Company with respect to any claim by a Participant under Title VII of the Civil Rights Act of 1964, as amended, or any tort claim by a Participant related to or arising out of sexual assault or harassment, including all such claims for assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention.

E.	TAX WITHHOLDING

The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income, employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.

F.	SECTION 409A

This Plan is not intended to provide “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be administered and interpreted in accordance with such intent. The payment(s), if any, made under this Plan to any Participant are intended to be exempt from Section 409A to the maximum extent possible as short-term deferrals pursuant to Treasury regulation section 1.409A-1(b)(4). Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant due to any noncompliance with Section 409A.

G.	SOURCE OF PLAN ASSETS

The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan.